Exhibit 99.1

FINANCIAL CONTACT:	MEDIA CONTACT:
Anoori Naughton	Allison Kleinfelter
anaughton@hersheys.com	akleinfelter@hersheys.com

Hershey Reports Third-Quarter 2026 Financial Results

HERSHEY, Pa., October 29, 2026 - The Hershey Company (NYSE: HSY) today announced net sales and earnings for the third quarter ended September 27, 2026 and updated its 2026 sales and earnings outlook.

“Our third-quarter results show steady progress on our 2026 priorities,” said Kirk Tanner, The Hershey Company President and Chief Executive Officer. “Our second-half demand creation initiatives are gaining momentum, even as consumers grow more cautious. We remain on track to deliver solid sales growth, a meaningful recovery in margin and earnings, and disciplined investment to fuel our next chapter of growth.”

Third-Quarter 2026 Financial Results Summary1
•Consolidated net sales of $3,275.5 million, an increase of 3.0%.
•Organic, constant currency net sales increased 0.8%.
•Reported net income of $580.8 million, or $2.88 per share-diluted, an increase of 111.8%.
•Adjusted earnings per share-diluted of $2.64, an increase of 103.1%.

Nine Months Ended 2026 Financial Results Summary2
•Consolidated net sales of $9,167.0 million, an increase of 6.6%.
•Organic, constant currency net sales increased 4.0%.
•Reported net income of $1,473.6 million, or $7.27 per share-diluted, an increase of 162.5%.
•Adjusted earnings per share-diluted of $6.89, an increase of 49.1%.

1 All comparisons for the third quarter of 2026 are with respect to the third quarter ended September 28, 2025
2 All comparisons for the nine months ended 2026 are with respect to the nine months ended September 28, 2025

2026 Full-Year Financial Outlook
The Company is updating its net sales growth, organic net sales growth, reported earnings per share and adjusted earnings per share outlook for the year. This outlook does not include potential future tariff refunds.

2026 Full-Year Outlook	Prior Guidance	Current Guidance
Net sales growth*	4.5% to 5%	~5%
Organic net sales growth	3% to 3.5%	~3%
Reported earnings per share growth	82% to 89%	84% to 90%
Adjusted earnings per share growth**	32.5% to 35%	36% to 38.5%
*Reflects an approximately 200 basis point benefit from the 2025 acquisition of LesserEvil. Additionally, the impact of foreign currency exchange rates is anticipated to be a slight benefit to net sales growth for the full year 2026.
**Includes approximately $0.22 from tariff refunds received in Q3 2026, and $0.03 in Q2 2026.

The Company also expects:
•A reported and adjusted effective tax rate of approximately 25%;
•Other expense, which primarily reflects periodic benefit costs relating to pension and other post-retirement benefit plans, of approximately $5 million to $10 million;
•Interest expense of approximately $200 million;
•Capital expenditures of approximately $450 million; and
•Advancing Agility & Automation Initiative savings of approximately $100 million.

Below is a reconciliation of current projected 2026 and full-year 2025 earnings per share-diluted calculated in accordance with U.S. generally accepted accounting principles (GAAP) to non-GAAP adjusted earnings per share-diluted:

	2026 (Projected)	2025
Reported EPS – Diluted	$8.00 - $8.26	$4.34
Derivative Mark-to-Market Losses	—	$2.08
Business Realignment Activities	0.30 - 0.35	$0.29
Acquisition and Integration-Related Activities	0.35 - 0.40	$0.20
Long-Lived Asset Impairment Charges	—	$0.03
Tax Effect of All Adjustments Reflected Above	$(0.17)	$(0.63)
Adjusted EPS – Diluted	$8.58 - $8.74	$6.31

Adjusted 2026 projected earnings per share-diluted, as presented above, does not include the impact of mark-to-market gains and losses on our commodity derivative contracts that are reflected within corporate unallocated expense in segment results until the related inventory is sold since we are not able to forecast the impact of the market changes.

Third-Quarter 2026 Components of Net Sales Growth
A reconciliation between reported net sales growth rates and organic, constant currency net sales growth rates, along with the contribution from net price realization and volume, is provided below:

	Three Months Ended September 27, 2026
	Percentage Change as Reported	Impact of Foreign Currency Exchange	Percentage Change on Constant Currency Basis	Impact of Acquisition	Percentage Change on Organic Constant Currency Basis	Organic Price (Rounded)*	Organic Volume/Mix (Rounded)*
North America Confectionery	1.6%	—%	1.6%	—%	1.6%	13%	(11)%

North America Salty Snacks	22.3%	—%	22.3%	20.0%	2.3%	1%	1%

International	(7.5)%	2.2%	(9.7)%	—%	(9.7)%	4%	(14)%

Total Company	3.0%	0.1%	2.9%	2.1%	0.8%	11%	(10)%
*Percentage changes may not compute directly as shown due to rounding of amounts presented above.

	Nine Months Ended September 27, 2026
	Percentage Change as Reported	Impact of Foreign Currency Exchange	Percentage Change on Constant Currency Basis	Impact of Acquisition	Percentage Change on Organic Constant Currency Basis	Organic Price (Rounded)*	Organic Volume/Mix (Rounded)*
North America Confectionery	4.6%	0.1%	4.5%	—%	4.5%	13%	(8)%

North America Salty Snacks	23.7%	—%	23.7%	21.0%	2.7%	(1)%	3%

International	4.4%	4.1%	0.3%	—%	0.3%	8%	(8)%

Total Company	6.6%	0.4%	6.2%	2.2%	4.0%	11%	(7)%
*Percentage changes may not compute directly as shown due to rounding of amounts presented above.
The Company presents certain percentage changes in net sales on a constant currency basis, which excludes the impact of foreign currency exchange. To present this information for historical periods, current period net sales for entities reporting in currencies other than the U.S. dollar are translated into U.S. dollars at the average monthly exchange rates in effect during the corresponding period of the prior fiscal year, rather than at the actual average monthly exchange rates in effect during the current period of the current fiscal year. As a result, the foreign currency impact is equal to the current year results in local currencies multiplied by the change in the average foreign currency exchange rate between the current fiscal period and the corresponding period of the prior fiscal year.

Third-Quarter 2026 Consolidated Results
Consolidated net sales increased 3.0% to $3,275.5 million in the third quarter of 2026. Organic, constant currency net sales increased 0.8%, driven by net price realization of approximately 11 points. Volume declined approximately 10 points reflecting elasticity impacts in North America Confectionery and International, shipment timing and planned portfolio optimization in International, partially offset by growth in North America Salty Snacks. The impact of the LesserEvil acquisition was a 2.1 point benefit, while the foreign exchange benefit was 0.1 points in the third quarter.

Reported gross margin was 46.1% in the third quarter of 2026, compared to 32.6% in the third quarter of 2025, an increase of 1,350 basis points. The reported gross margin increase was driven by net price realization, derivative mark-to-market gains, productivity program savings, tariff refunds and lower net commodity costs, which more than offset lower volume and higher freight and logistics expenses. Adjusted gross margin was 42.7% in the third quarter of 2026, an increase of 1,090 basis points compared to the third quarter of 2025. The difference between reported and adjusted gross margin primarily reflects derivative mark-to-market gains.

Selling, marketing and administrative expenses increased 15.4% in the third quarter of 2026 versus the third quarter of 2025. Selling, marketing and administrative expenses, excluding advertising and related consumer marketing, increased 14.5% versus the third quarter of 2025, driven by higher capability and technology investments. Advertising and related consumer marketing expenses increased 17.1% in the third quarter of 2026 versus the same period last year, reflecting double-digit increases in North America Confectionery and North America Salty Snacks.

Third quarter 2026 reported operating profit was $817.7 million, an increase of 88.1% versus the third quarter of 2025, resulting in a reported operating profit margin of 25.0%, an increase of 1,130 basis points versus the prior year period. Adjusted operating profit of $754.0 million increased 78.5% versus the third quarter of 2025. Adjusted operating profit margin of 23.0% increased 970 basis points versus the third quarter of 2025. The reported operating profit margin increase reflects favorable derivative mark-to-market gains. Reported and adjusted operating profit margin increases reflect net price realization, productivity program savings, tariff refunds and lower net commodity costs, which more than offset lower volume, higher freight and logistic expenses, and increased advertising and related consumer marketing and capability and technology investments.

The reported effective tax rate in the third quarter of 2026 was 24.4%, a decrease of 130 basis points versus the third quarter of 2025. The reported effective tax rate decrease was driven by the impact of commodity hedges on foreign rate differentials. The adjusted effective tax rate was 24.4%, a decrease of 230 basis points versus the third quarter of 2025. The reported and adjusted effective tax rate for the third quarter of 2026 reflects higher pretax income, which reduced the impact of certain fixed tax items as a percentage of earnings, as well as foreign rate differentials.

The Company’s third-quarter 2026 results, as prepared in accordance with GAAP, included items negatively impacting comparability of $63.7 million, or $0.24 per share-diluted. For the third quarter of 2025, items negatively impacting comparability totaled $12.1 million, or $0.06 per share-diluted.

The following table presents a summary of items impacting comparability in each of the third quarter and nine-months ended 2026 and 2025 periods (see Appendix I for additional information):

	Pre-Tax (millions)		Earnings Per Share-Diluted
	Three Months Ended		Three Months Ended
	September 27, 2026	September 28, 2025	September 27, 2026	September 28, 2025

Derivative Mark-to-Market Gains	$(113.4)	$(24.3)	$(0.56)	$(0.12)
Business Realignment Activities	13.3	10.6	0.07	0.05
Acquisition and Integration-Related Activities	36.4	1.6	0.18	0.01
Tax Effect of All Adjustments Reflected Above	—	—	0.07	—
	$(63.7)	$(12.1)	$(0.24)	$(0.06)
Totals may not compute directly as shown due to rounding of amounts presented above.

	Pre-Tax (millions)		Earnings Per Share-Diluted
	Nine Months Ended		Nine Months Ended
	September 27, 2026	September 28, 2025	September 27, 2026	September 28, 2025

Derivative Mark-to-Market (Gains) Losses	$(186.1)	$387.9	$(0.92)	$1.92
Business Realignment Activities	35.0	51.6	0.17	0.25
Acquisition and Integration-Related Activities	54.1	5.0	0.27	0.03
Tax Effect of All Adjustments Reflected Above	—	—	0.10	(0.35)
	$(97.0)	$444.5	$(0.38)	$1.85
Totals may not compute directly as shown due to rounding of amounts presented above.

The following are comments about segment performance for the third quarter of 2026 versus the prior year period. See the schedule of supplementary information within this press release for additional information on segment net sales and profit.

North America Confectionery
Hershey’s North America Confectionery segment net sales were $2,656.5 million in the third quarter of 2026, an increase of 1.6% versus the same period last year. Organic, constant currency net sales increased 1.6%, driven by approximately 13 points of net price realization. Volume declined approximately 11 points reflecting price elasticity and normal quarter-to-quarter shipment variability, which more than offset strong seasonal shipments.

Hershey’s U.S. candy, mint and gum (CMG) retail takeaway for the 12-week period ended September 27, 2026 in the multi-outlet plus convenience store channels (MULO+ w/ Convenience) increased 0.8%, reflecting the comparison against a significant Reese innovation launch in the prior year. As a result, Hershey’s CMG share declined year over year for this period.

The North America Confectionery segment reported segment income of $949.7 million in the third quarter of 2026, an increase of 66.2% versus the prior year period, resulting in a segment margin of 35.8% in the quarter, an increase of 1,400 basis points. The segment income and segment margin increases were driven by net price realization, productivity program savings, tariff refunds, lower net commodity costs, partially offset by lower volumes and increased advertising and related consumer marketing investments

North America Salty Snacks
Hershey’s North America Salty Snacks segment net sales were $392.7 million in the third quarter of 2026, an increase of 22.3% versus the same period last year. The acquisition of LesserEvil contributed approximately 20 percentage points to segment growth in the third quarter of 2026. Organic, constant currency net sales increased 2.3%. Volume increased approximately 1 points, reflecting demand growth and retailer inventory replenishment, partly offset by planned reduction in private label production. Net price realization was an approximate 1 point benefit.

Hershey’s U.S. salty snacks retail takeaway for the 12-week period ended September 27, 2026 in MULO+ w/ Convenience, excluding LesserEvil, increased 4.0% versus the prior year period. This led to further gains in salty snack market share. Organic, constant currency net sales trailed retail takeaway due to the planned reduction of sales to private label customers.

North America Salty Snacks segment income was $47.4 million in the third quarter of 2026, a decrease of 17.9% versus the third quarter of 2025, driven by higher freight, logistics, and manufacturing costs, increased net commodity costs and higher consumer marketing investments. This resulted in a segment margin of 12.1%, a decrease of 590 basis points versus the prior year period.

International
Third quarter 2026 net sales for Hershey’s International segment decreased 7.5% versus the same period last year to $226.4 million. Organic, constant currency net sales decreased 9.7%. Price realization was approximately 4 points, driven by strategic pricing actions across key markets. Volume decreased approximately 14%, driven by quarterly shipment timing, planned portfolio rationalization in select markets and the impact of price elasticity.

International segment loss was $30.0 million in the third quarter of 2026, a decrease of $16.4 million versus the prior year period as higher input and manufacturing costs, and lower volumes were partially offset by net price realization, productivity program savings, and favorable mix. This resulted in a segment margin of (13.3)%, a decrease of 770 basis points versus the prior year period.

Unallocated Corporate Expense
Hershey’s unallocated corporate expense in the third quarter of 2026 was $213.1 million, an increase of $20.0 million, or 10.3%, versus the same period of 2025. The year-over-year increase was primarily driven by continued investments in capabilities and technology.

Live Webcast
At approximately 7:00 a.m. (Eastern time) today, Hershey will post a pre-recorded management discussion of its third-quarter 2026 results and business update to its website at www.thehersheycompany.com/investors. In addition, at 8:30 a.m. (Eastern time) today, the Company will host a live question and answer session with investors and financial analysts. Details to access this call are available on the Company’s website.

Note: In this release, for the third quarter of 2026, Hershey references income measures that are not in accordance with GAAP because they exclude certain items impacting comparability, including gains and losses associated with mark-to-market commodity derivatives, business realignment activities and acquisition and integration-related activities. The Company refers to these income measures as “adjusted” or “non-GAAP” financial measures throughout this release. These non-GAAP financial measures are used in evaluating results of operations for internal purposes and are not intended to replace the presentation of financial results in accordance with GAAP. Rather, the Company believes exclusion of such items provides additional information to investors to facilitate the comparison of past and present operations. A reconciliation of the non-GAAP financial measures referenced in this release to their nearest comparable GAAP financial measures as presented in the Consolidated Statements of Income is provided below.

Reconciliation of Certain Non-GAAP Financial Measures
Consolidated results	Three Months Ended		Nine Months Ended
In thousands except per share data	September 27, 2026	September 28, 2025	September 27, 2026	September 28, 2025
Reported gross profit	$1,511,027	$1,037,334	$3,997,066	$2,777,874
Derivative mark-to-market (gains) losses	(113,352)	(24,250)	(186,075)	387,932
Business realignment activities	283	—	283	—
Non-GAAP gross profit	$1,397,958	$1,013,084	$3,811,274	$3,165,806

Reported operating profit	$817,653	$434,583	$2,100,987	$996,615
Derivative mark-to-market (gains) losses	(113,352)	(24,250)	(186,075)	387,932
Business realignment activities	13,268	10,577	34,987	51,568
Acquisition and integration-related activities	36,410	1,577	54,090	5,042
Non-GAAP operating profit	$753,979	$422,487	$2,003,989	$1,441,157

Reported provision for income taxes	$187,189	$95,590	$475,394	$281,434
Derivative mark-to-market (gains) losses*	(20,262)	(2,645)	(35,308)	58,241
Business realignment activities*	2,265	2,788	7,708	12,774
Acquisition and integration-related activities*	2,408	382	6,703	1,208
Non-GAAP provision for income taxes	$171,600	$96,115	$454,497	$353,657

Reported net income	$580,814	$276,320	$1,473,584	$563,242
Derivative mark-to-market (gains) losses	(93,091)	(21,605)	(150,767)	329,691
Business realignment activities	11,003	7,789	27,279	38,794
Acquisition and integration-related activities	34,002	1,195	47,387	3,834
Non-GAAP net income	$532,728	$263,699	$1,397,483	$935,561

Reported EPS - Diluted	$2.88	$1.36	$7.27	$2.77
Derivative mark-to-market (gains) losses	(0.56)	(0.12)	(0.92)	1.92
Business realignment activities	0.07	0.05	0.17	0.25
Acquisition and integration-related activities	0.18	0.01	0.27	0.03
Tax effect of all adjustments reflected above**	0.07	—	0.10	(0.35)
Non-GAAP EPS - Diluted	$2.64	$1.30	$6.89	$4.62
* The tax effect for each adjustment is determined by calculating the tax impact of the adjustment on the Company’s quarterly effective tax rate, unless the nature of the item and/or the tax jurisdiction in which the item has been recorded requires application of a specific tax rate or tax treatment, in which case the tax effect of such item is estimated by applying such specific tax rate or tax treatment.
** Adjustments reported above are reported on a pre-tax basis before the tax effect described in the reconciliation above for non-GAAP provision for income taxes.

In the assessment of our results, we review and discuss the following financial metrics that are derived from the reported and non-GAAP financial measures presented above:

	Three Months Ended		Nine Months Ended
	September 27, 2026	September 28, 2025	September 27, 2026	September 28, 2025
As reported gross margin	46.1%	32.6%	43.6%	32.3%
Non-GAAP gross margin (1)	42.7%	31.8%	41.6%	36.8%

As reported operating profit margin	25.0%	13.7%	22.9%	11.6%
Non-GAAP operating profit margin (2)	23.0%	13.3%	21.9%	16.8%

As reported effective tax rate	24.4%	25.7%	24.4%	33.3%
Non-GAAP effective tax rate (3)	24.4%	26.7%	24.5%	27.4%

(1) Calculated as non-GAAP gross profit as a percentage of net sales for each period presented.
(2) Calculated as non-GAAP operating profit as a percentage of net sales for each period presented.
(3) Calculated as non-GAAP provision for income taxes as a percentage of non-GAAP income before taxes (calculated as non-GAAP operating profit minus non-GAAP interest expense, net plus or minus non-GAAP other (income) expense, net).

Appendix I
Details of the charges included in GAAP results, as summarized in the press release (above), are as follows:

Derivative mark-to-market (gains) losses: The mark-to-market (gains) losses on commodity derivatives are recorded as unallocated and excluded from adjusted results until such time as the related inventory is sold, at which time the corresponding (gains) losses are reclassified from unallocated to segment income. Since we often purchase commodity contracts to price inventory requirements in future years, we make this adjustment to facilitate the year-over-year comparison of cost of sales on a basis that matches the derivative gains and losses with the underlying economic exposure being hedged for the period.

Business realignment activities: We periodically undertake restructuring and cost reduction activities as part of ongoing efforts to enhance long-term profitability. During the first quarter of 2024, we commenced the Advancing Agility & Automation Initiative to improve supply chain and manufacturing-related spend, optimize selling, general and administrative expenses, leverage new technology and business models to further simplify and automate processes, and generate long-term savings. During the three- and nine-months ended 2026 and 2025, business realignment charges related primarily to severance and employee benefit costs, as well as other third-party costs related to this program.

Acquisition and integration-related activities: During the three- and nine-months ended 2026, we incurred costs related to the integration of the acquisition of LesserEvil, LLC into our North America Salty Snacks segment, as well as costs related to the integration of the Sour Strips brand from Actual Candy, LLC into our North America Confectionery segment, including contingent consideration remeasurement adjustments. During the three- and nine-months ended 2025, we incurred costs related to the acquisition of the Sour Strips brand from Actual Candy, LLC into our North America Confectionery segment.

Tax effect of all adjustments: This line item reflects the aggregate tax effect of all pre-tax adjustments reflected in the preceding line items of the applicable table. The tax effect for each adjustment is determined by calculating the tax impact of the adjustment on the Company’s effective tax rate for the period presented, unless the nature of the item and/or the tax jurisdiction in which the item has been recorded requires application of a specific tax rate or tax treatment, in which case the tax effect of such item is estimated by applying such specific tax rate or tax treatment.

Safe Harbor Statement
This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including but not limited to our 2026 Full-year Financial Outlook and other statements regarding our business outlook and financial performance. Many of these forward-looking statements can be identified by the use of words such as “anticipate,” “assume,” “believe,” “continue,” “estimate,” “expect,” “forecast,” “future,” “intend,” “plan,” “potential,” “predict,” “project,” “strategy,” “target” and similar terms, and future or conditional tense verbs like “could,” “may,” “might,” “should,” “will” and “would,” among others. These statements are made based upon current expectations that are subject to risk and uncertainty. Because actual results may differ materially from those contained in the forward-looking statements, you should not place undue reliance on the forward-looking statements when deciding whether to buy, sell or hold the Company’s securities. Factors that could cause results to differ materially include, but are not limited to: disruptions or inefficiencies in our supply chain due to the loss or disruption of essential manufacturing or supply elements or other factors; issues, concerns or regulatory changes related to the quality and safety of our products, ingredients or packaging, human and workplace rights, and other environmental, social or governance matters; changes in raw material and other costs, along with the availability of adequate supplies of raw materials and the Company’s ability to successfully hedge against volatility in raw material pricing; the Company’s ability to successfully execute business continuity plans to address changes in consumer preferences and the broader economic and operating environment; selling price increases, including volume declines associated with pricing elasticity; market demand for our new and existing products; increased marketplace competition; failure to successfully execute and integrate acquisitions, divestitures and joint ventures; changes in governmental laws, regulations and policies, including taxes and tariffs; political, economic, and/or financial market conditions, including with respect to inflation, rising interest rates, slower growth or recession, evolving priorities of the U.S. administration, and other events beyond our control such as the impacts on the business arising from international conflicts and geopolitical tensions; risks and uncertainties related to our international operations; disruptions, failures or security breaches of our information technology infrastructure and that of our customers and partners (including our suppliers); our ability to hire, engage and retain a talented global workforce, our ability to realize expected cost savings and operating efficiencies associated with strategic initiatives or restructuring programs; complications with the design, implementation or usage of our new enterprise resource planning system, including the ability to support post-implementation efforts and maintain enhancements, new features or modifications; and such other matters as discussed in our Annual Report on Form 10-K for the year ended December 31, 2025 and in our other filings with the U.S. Securities and Exchange Commission from time to time. The Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.

The Hershey Company
Consolidated Statements of Income
for the periods ended September 27, 2026 and September 28, 2025
(unaudited) (in thousands except percentages and per share amounts)

			Three Months Ended		Nine Months Ended
			September 27, 2026	September 28, 2025	September 27, 2026	September 28, 2025

Net sales			$3,275,510	$3,181,418	$9,166,983	$8,601,555
Cost of sales			1,764,483	2,144,084	5,169,917	5,823,681
Gross profit			1,511,027	1,037,334	3,997,066	2,777,874

Selling, marketing and administrative expense			692,869	600,540	1,889,461	1,762,419
Business realignment costs			505	2,211	6,618	18,840

Operating profit			817,653	434,583	2,100,987	996,615
Interest expense, net			48,675	51,474	148,456	142,131
Other (income) expense, net			975	11,199	3,553	9,808

Income before income taxes			768,003	371,910	1,948,978	844,676
Provision for income taxes			187,189	95,590	475,394	281,434

Net income			$580,814	$276,320	$1,473,584	$563,242

Net income per share	- Basic	- Common	$2.96	$1.40	$7.48	$2.85
	- Diluted	- Common	$2.88	$1.36	$7.27	$2.77
	- Basic	- Class B	$2.69	$1.27	$6.79	$2.58

Shares outstanding	- Basic	- Common	146,541	148,363	147,495	148,234
	- Diluted	- Common	201,692	203,494	202,711	203,273
	- Basic	- Class B	54,614	54,614	54,614	54,614

Key margins:
Gross margin			46.1%	32.6%	43.6%	32.3%
Operating profit margin			25.0%	13.7%	22.9%	11.6%
Net margin			17.7%	8.7%	16.1%	6.5%

The Hershey Company
Supplementary Information – Segment Results
for the periods ended September 27, 2026 and September 28, 2025
(unaudited) (in thousands except percentages)

	Three Months Ended			Nine Months Ended
	September 27, 2026	September 28, 2025	% Change	September 27, 2026	September 28, 2025	% Change
Net sales:
North America Confectionery	$2,656,461	$2,615,600	1.6%	$7,319,949	$7,001,208	4.6%
North America Salty Snacks	392,683	321,020	22.3%	1,130,598	914,337	23.7%
International	226,366	244,798	(7.5)%	716,436	686,010	4.4%
Total	$3,275,510	$3,181,418	3.0%	$9,166,983	$8,601,555	6.6%

Segment income (loss):
North America Confectionery	$949,687	$571,475	66.2%	$2,447,851	$1,771,780	38.2%
North America Salty Snacks	47,388	57,747	(17.9)%	144,268	166,080	(13.1)%
International	(30,008)	(13,607)	120.5%	(19,894)	34,914	(157.0)%
Total segment income	967,067	615,615	57.1%	2,572,225	1,972,774	30.4%
Unallocated corporate expense (1)	213,088	193,128	10.3%	568,236	531,617	6.9%
Unallocated mark-to-market (gains) losses on commodity derivatives (2)	(113,352)	(24,250)	367.4%	(186,075)	387,932	(148.0)%
Costs associated with business realignment initiatives	13,268	10,577	25.4%	34,987	51,568	(32.2)%
Acquisition and integration-related activities	36,410	1,577	NM	54,090	5,042	NM
Operating profit	817,653	434,583	88.1%	2,100,987	996,615	110.8%
Interest expense, net	48,675	51,474	(5.4)%	148,456	142,131	4.5%
Other (income) expense, net	975	11,199	(91.3)%	3,553	9,808	(63.8)%
Income before income taxes	$768,003	$371,910	106.5%	$1,948,978	$844,676	130.7%

(1) Includes centrally-managed (a) corporate functional costs relating to legal, treasury, finance and human resources, (b) expenses associated with the oversight and administration of our global operations, including warehousing, distribution and manufacturing, information systems and global shared services, (c) non-cash stock-based compensation expense and (d) other gains or losses that are not integral to segment performance.
(2) Net (gains) losses on mark-to-market valuation of commodity derivative positions recognized in unallocated derivative losses (gains).
NM - not meaningful

	Three Months Ended		Nine Months Ended
	September 27, 2026	September 28, 2025	September 27, 2026	September 28, 2025
Segment income (loss) as a percent of net sales:
North America Confectionery	35.8%	21.8%	33.4%	25.3%
North America Salty Snacks	12.1%	18.0%	12.8%	18.2%
International	(13.3)%	(5.6)%	(2.8)%	5.1%

The Hershey Company
Consolidated Balance Sheets
as of September 27, 2026 and December 31, 2025
(in thousands of dollars)

Assets	September 27, 2026	December 31, 2025
	(unaudited)
Cash and cash equivalents	$676,688	$925,859
Accounts receivable - trade, net	1,113,419	729,547
Inventories	1,608,756	1,429,254
Prepaid expenses and other	463,592	504,239

Total current assets	3,862,455	3,588,899

Property, plant and equipment, net	3,496,716	3,529,608
Goodwill	2,985,813	2,996,005
Other intangibles	2,422,394	2,475,698
Other non-current assets	1,098,092	1,123,285
Deferred income taxes	27,357	27,802

Total assets	$13,892,827	$13,741,297

Liabilities and Stockholders’ Equity

Accounts payable	$1,414,863	$1,255,701
Accrued liabilities	1,049,633	970,597
Accrued income taxes	20,469	63,725
Short-term debt	436,012	218,546
Current portion of long-term debt	197,843	503,327

Total current liabilities	3,118,820	3,011,896

Long-term debt	4,492,634	4,681,194
Other long-term liabilities	626,345	731,917
Deferred income taxes	779,312	679,540

Total liabilities	9,017,111	9,104,547

Total stockholders’ equity	4,875,716	4,636,750

Total liabilities and stockholders’ equity	$13,892,827	$13,741,297